Exhibit 23.2

[KPMG Letterhead]

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fulton Financial Corporation:

We consent to the incorporation by reference in the Registration Statement for The Columbia Bank 401(K) Plan & Trust on Form S-8 of Fulton Financial Corp. of our reports dated March 9, 2006, with respect to the consolidated balance sheets of Fulton Financial Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Fulton Financial Corp.

(signed) KPMG LLP

Harrisburg, Pennsylvania

July 12, 2006